UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

ICX TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2100 Crystal Drive, Suite 650

Arlington, Virginia 22202

(703) 678 -2111

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2008

To the Stockholders of ICx Technologies, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of ICx Technologies, Inc. (the “Company”) will be held on Thursday, June 12, 2008, at 2:00 p.m., at the Crystal City Courtyard Marriott Hotel, 2899 Jefferson Davis Highway, Arlington, Virginia 22202, for the following purposes:

1.	Election of Directors. To elect eight Directors, each for a one-year term and until the election and qualification of a successor;

2.	Ratification of Appointment of the Independent Registered Public Accounting Firm. To ratify the appointment of Grant Thornton LLP by the Audit Committee of the Company’s Board of Directors as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008; and

3.	Other Business. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors of the Company has fixed the close of business on May 8, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

By Order of the Board,

/s/ MARK P. MILLS
Mark P. Mills
Chairman of the Board of Directors

Arlington, Virginia

May 13, 2008

IT IS IMPORTANT THAT PROXIES BE COMPLETED AND SUBMITTED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE COMPLETE THE ENCLOSED PROXY AND SUBMIT IT IN ACCORDANCE WITH THE ACCOMPANYING INSTRUCTIONS. IF MAILED IN THE ENCLOSED ENVELOPE, NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

ICX TECHNOLOGIES, INC.

2100 Crystal Drive, Suite 650

Arlington, Virginia 22202

(703) 678-2111

PROXY STATEMENT

for the

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2008

INTRODUCTION

General

This Proxy Statement is being furnished to the stockholders of ICx Technologies, Inc., a Delaware corporation (“ICx” or the “Company”), as part of the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors” or the “Board”) from holders of the outstanding shares of ICx common stock, par value $0.001 per share (the “Common Stock”), for use at the Company’s Annual Meeting of Stockholders to be held on June 12, 2008, and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, stockholders will be asked to elect eight members of the Board of Directors, ratify the appointment of Grant Thornton LLP by the Audit Committee of the Company’s Board of Directors as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008 and transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. This Proxy Statement, together with the enclosed proxy card, is first being made available to stockholders of ICx on or about May 19, 2008.

Solicitation, Voting and Revocability of Proxies

The Board of Directors has fixed the close of business on May 8, 2008 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were approximately 33,996,574 shares of Common Stock issued and outstanding, which were held of record by approximately 560 stockholders. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If you are a stockholder of record, you can vote (i) by attending the Annual Meeting or (ii) by signing, dating and mailing in your proxy card. If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

If the form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the election of the eight nominees for election to the Board of Directors and FOR the ratification of the appointment of the Company’s independent registered public accounting firm. The Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors.

The presence of a stockholder at the Annual Meeting will not automatically revoke such stockholder’s proxy. A stockholder may, however, revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date, to the Corporate Secretary, ICx Technologies, Inc., 2100 Crystal Drive, Suite 650, Arlington, Virginia 22202, or by attending the Annual Meeting and voting in person. However, a stockholder who attends the Annual Meeting need not revoke a previously executed proxy and vote in person unless such stockholder wishes to do so. All valid, unrevoked proxies will be voted at the Annual Meeting.

Cost of Solicitation

The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone by Directors, officers and employees of the Company, who will not be specially compensated for such activities. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. The Company will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such persons for their reasonable expenses incurred in that connection.

Deadlines for Submission of Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in the Company’s 2009 Proxy Statement. Any such proposal must be received by the Company not later than January 20, 2009. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities law. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s Proxy Statement.

A stockholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of Common Stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the Annual Meeting. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a stockholder.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Company’s Board of Directors currently has nine seats, one of which is vacant. At the Annual Meeting, eight Directors will be elected, each for a one-year term expiring in 2009 and until their successor is duly elected and qualified. Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as Directors of the persons named below as nominees. The Board of Directors believes that the nominees will stand for election and will serve if elected as Directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the number of Directors constituting the Board of Directors may be reduced prior to the Annual Meeting or the proxies may be voted for the election of such other person as the Board of Directors may recommend.

Under the Company’s Articles of Incorporation and Bylaws, the Directors are not divided into separate classes. The term of office of each Director is one year and until their successor is elected and qualified. There is no cumulative voting for election of Directors.

Information as to Nominees and Continuing Directors

The following table sets forth the names of the Board of Directors’ nominees for election as a Director and those Directors who will continue to serve after the Annual Meeting. Also set forth is certain other information with respect to each such person’s age, principal occupation or employment during the past five years, the periods during which he has served as a Director of ICx and all positions currently held with ICx. The term of each Director expires at the Company’s 2008 Annual Meeting of Stockholders, at which time such Directors’ election to the Board for a one year term expiring in 2009 will be voted upon.

Name	Age	Positions
Executive Officers:
Hans C. Kobler	42	President and Chief Executive Officer, Director
Colin J. Cumming	55	Chief Technology Officer, President—Detection, Director

Non-Employee Directors:
Mark P. Mills (3)	55	Chairman of the Board of Directors
E. Spencer Abraham (2)(3)(4)	55	Director
Rodney E. Slater (3)(4)	53	Director
Joseph M. Jacobs (1)(2)	54	Director
Robert A. Maginn, Jr. (1)(2)(4)	51	Director
Mark L. Plaumann (1)(4)	52	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.
(4)	Our Board of Directors has determined that these directors are independent pursuant to the rules of The NASDAQ Global Market.

Hans C. Kobler, President and Chief Executive Officer, Director. Hans Kobler is a co-founder and has served as our President and Chief Executive Officer and as a member of the Board of Directors since our inception. Mr. Kobler also is a founding partner of Digital Power Capital LLC, a private equity firm, and has served as its Chief Executive Officer since 2001. From 1998 to 2001, Mr. Kobler headed General Electric’s Energy Technology Investment Group, a joint effort by GE Equity and GE Structured Finance. From 1997 to 1998, Mr. Kobler served as Chief Quality Officer of GE Equity, heading its strategic investment initiative and overseeing the development of advanced underwriting methodologies. From 1992 to 1997, Mr. Kobler was a consultant with Bain & Company in its Boston, Munich and Sydney offices, where he was a member of the

Buyout practice group. Mr. Kobler holds a Masters degree in Aerospace Engineering from the Technical University of Munich, an M.B.A. from the University of Texas at Austin and has attended INSEAD’s M.B.A. (SS) program.

Colin J. Cumming, Chief Technology Officer, President—Detection, Director. Colin Cumming has served as our Chief Technology Officer since 2006 and has been our President—Detection and a member of our Board of Directors since 2005. Mr. Cumming also serves as President and Chief Executive Officer of Nomadics, Inc., our wholly-owned subsidiary, a position he has held since he co-founded Nomadics in 1994. From 1985 to 1994, Mr. Cumming served as Vice President of Engineering at Frontier Engineering. Mr. Cumming received a B.S. and an M.S. in Electrical Engineering from Oklahoma State University. He has been awarded five patents and has written numerous publications on explosives detection.

Mark P. Mills, Chairman of the Board of Directors. Mark Mills has served as our Chairman of the Board of Directors since 2006. From 2005 to 2006, Mr. Mills also served as our Chief Technology Officer. Mr. Mills is a co-founding partner of Digital Power Capital LLC, was a technology advisor to Banc of America Securities from 2000 to 2002 , and co-author of a technology investment newsletter, the Huber-Mills Digital Power Report from 1999 to 2003. Mr. Mills founded and ran a technology consulting business. He has served as a staff consultant to The White House Science Office (under President Reagan), and has worked with a number of the Federal Research Laboratories, the (former) Congressional Office of Technology Assessment and the U.S. Department of Energy. Mr. Mills holds several patents in fiber optics, defense and solid-state devices. Mr. Mills received his BSc Honours degree in Physics from Queen’s University, Canada, and is a member of numerous professional societies.

Secretary E. Spencer Abraham, Director. Spencer Abraham is the founder of The Abraham Group LLP, an international strategic consulting firm. Secretary Abraham served as Secretary of the Department of Energy from January 2001 until he resigned in November 2004. Prior to becoming Energy Secretary, Secretary Abraham represented Michigan in the United States Senate from 1995 to 2001 where he served on the Budget, Commerce, Science and Transportation, Judiciary and Small Business Committees. Before his election to the Senate, Secretary Abraham served as co-chairman of the National Republican Congressional Committee from 1991 to 1993. He holds a J.D. from Harvard University.

Secretary Rodney E. Slater, Director. Rodney Slater is currently a partner in the Transportation and Infrastructure group at Patton Boggs LLP. Secretary Slater served under President Clinton as the 13th Secretary of the Department of Transportation from 1997 to 2001. Before becoming Secretary, Mr. Slater was Administrator of the Federal Highway Administration from 1992 to 1997. From 1987 to 1992, he was a member of the Arkansas Sate Highway Commission where he attained the position of chairman. Secretary Slater graduated from Eastern Michigan University and earned a law degree at the University of Arkansas. Additionally, he received an Honorary Doctorate from Howard University in 1999.

Joseph M. Jacobs, Director. Joseph Jacobs has served as a member of our Board of Directors since 2003. Mr. Jacobs is the President of Wexford Capital LLC, an SEC registered investment advisor that he co-founded in 1994. From 1982 to 1994, Mr. Jacobs was employed by Bear Stearns & Co., Inc., where he attained the position of Senior Managing Director. From 1979 to 1982, he was employed as a commercial lending officer at Citibank, N.A. Mr. Jacobs has served on the boards and creditors’ committees of a number of public and private companies in which Wexford has held investments. Mr. Jacobs holds an M.B.A. from Harvard Business School and a B.S. in Economics from the Wharton School of the University of Pennsylvania.

Robert A. Maginn, Jr., Director. Bob Maginn has served as one of our Directors since 2006. He currently serves as Chief Executive Officer and Chairman of Jenzabar, Inc. (Jenzabar), a provider of software and services for higher education. Mr. Maginn joined Jenzabar’s Board of Directors in 1998 and became their Chief Executive Officer in March 2001. Prior to his tenure at Jenzabar, Mr. Maginn worked for over seventeen years at Bain &

Company, where he attained the position of Senior Partner and Director. He holds an M.B.A. and an M.A. in Government from Harvard University.

Mark L. Plaumann, Director. Mark Plaumann has served as a member of our Board of Directors since 2006. He is currently a Managing Member of Greyhawke Capital Advisors LLC (Greyhawke), which he co-founded in 1998. Prior to founding Greyhawke, Mr. Plaumann was a Senior Vice President of Wexford Capital LLC, which indirectly holds over ten percent of our outstanding shares of capital stock. Mr. Plaumann was formerly a Managing Director of Alvarez & Marsal, Inc. and the President of American Healthcare Management, Inc. He also earned the position of Senior Manager at Ernst & Young LLP. Mr. Plaumann holds an M.B.A. and a B.A. in Business from University of Central Florida.

Vote Required

If a quorum is present, the Company’s Bylaws provide that Directors are elected by a plurality of the votes cast by the shares entitled to vote. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality of the votes cast by the shares entitled to vote exists with respect to a given nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

STOCKHOLDERS VOTE “FOR” THE ELECTION OF ITS NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE AND RELATED MATTERS

Communications with Directors

Stockholders and other parties interested in communicating directly with the Chairman or with the non-employee Directors as a group may do so by writing to the Chairman of the Board, c/o Corporate Secretary, ICx Technologies, Inc., 2100 Crystal Drive, Suite 650, Arlington, Virginia 22202. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Meetings

During 2007 the Company’s Board of Directors held five meetings. Each incumbent Director attended more than 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board on which he served during the period that he served in 2007.

Committees of the Board of Directors

The Board of Directors has standing Audit, Compensation and Nominating and Corporate Governance Committees. Each committee operates pursuant to a written charter, which is reviewed annually. The charter of each committee may be viewed online at www.icxt.com. The performance of each committee is subject to annual review. Each committee may obtain advice and assistance from internal or external legal, accounting and other advisors. The members of the committees, including those who have been determined to be “independent” as defined by applicable Securities and Exchange Commission (the “SEC”) and NASDAQ Stock Market rules, are identified in the following table. Mr. Jacobs and Mr. Mills are not “independent” as defined by applicable SEC and NASDAQ Stock Market rules. The Board of Directors has determined that Mr. Plaumann qualifies as an “audit committee financial expert” as defined under the Securities Exchange Act of 1934 and the applicable rules of The NASDAQ Global Market.

Name	Audit	Nominating and Corporate Governance	Compensation
Mark P. Mills		Chair
Joseph M. Jacobs	X		Chair
Mark L. Plaumann	Chair
Robert A. Maginn, Jr.	X		X
E. Spencer Abraham		X	X
Rodney E. Slater		X

The Audit Committee is responsible for overseeing the integrity of the Company’s financial statements and financial reporting process; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualification, appointment and independence; the performance of any internal audit function; the review of all third-party transactions involving, directly or indirectly, the Company and any of its Directors or officers; and the adequacy of the Company’s accounting and internal control systems. Since its formation during fiscal year 2007, the Audit Committee held three meetings.

The Compensation Committee is responsible for all matters relating to the compensation of the Company’s executives, including salaries, bonuses, fringe benefits, incentive compensation, equity-based compensation, retirement benefits, severance pay and benefits, and compensation and benefits in the event of a change of control of the Company. Since its formation during fiscal year 2007, the Compensation Committee held one meeting. See also the “Compensation Discussion and Analysis” section of this Proxy Statement for a description of the Company’s processes and procedures for determining executive compensation.

The Nominating and Corporate Governance Committee is responsible for recommending to the Board operating policies that conform to good practices of corporate governance; overseeing the Board’s annual self-evaluation; identifying qualified candidates to serve on the Board; determining the qualification of Board members; evaluating the size and composition of the Board and its Committees; reviewing the Company’s corporate governance policies; reviewing the compensation policies for non-employee Directors and recommending nominees to stand for election at each Annual Meeting of Stockholders. The Nominating and Corporate Governance Committee seeks candidates to serve on the Board who are persons of integrity, with significant accomplishments and recognized business experience. Since its formation during fiscal year 2007, the Nominating and Corporate Governance Committee held one meeting.

Stockholder Nominations

The Nominating and Corporate Governance Committee will consider recommendations by stockholders of individuals to consider as candidates for election to the Board of Directors. Any such recommendations should be submitted to the Corporate Secretary, ICx Technologies, Inc., 2100 Crystal Drive, Suite 650, Arlington, Virginia 22202. Historically, the Company has not had a formal policy concerning stockholder recommendations to the Nominating and Corporate Governance Committee because it believes that the informal consideration process in place to date has been adequate. The Nominating and Corporate Governance Committee intends to consider periodically whether a more formal policy should be adopted.

The Company’s Bylaws set forth procedures that must be followed by stockholders seeking to make nominations for Directors. In order for a stockholder of the Company to make any nominations, he or she must give written notice to the Corporate Secretary not less than one hundred twenty (120) calendar days before the one year anniversary of the date on which the corporation first mailed its proxy statement to stockholders in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date of the prior year’s meeting, notice by the stockholder to be timely must be so received not later than the close of business on the later of one hundred twenty (120) calendar days in advance of such annual meeting and ten (10) calendar days following the date on which public announcement of the date of the meeting is first made. Each notice given by a stockholder with respect to nominations for the election of Directors must set forth (i) the name, age, business address and residence address of each nominee proposed in such notice; (ii) the principal occupation or employment of each such nominee; (iii) the class and number of shares of stock of the Company that are beneficially owned by each such nominee; and (iv) any other information relating to such nominee that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected). In addition, the stockholder making such nomination must set forth (i) his or her name and address, as they appear on the Company’s books, and (ii) the class and number of shares of stock of the Company which are beneficially owned by such stockholder. At the request of the Board of Directors, the stockholder making such nomination must promptly provide any other information reasonably requested by the Company.

Corporate Governance

ICx maintains an information page on its website that includes specific information about its corporate governance policies, including ICx’s Code of Business Conduct and Ethics and charters for the committees of the Board of Directors. The information page can be found at www.icxt.com in the investor relations segment of the website.

ICx’s policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of the NASDAQ Stock Market and the corporate governance requirements of the Sarbanes-Oxley Act of 2002 (“SOX”), including:

•	the Board of Directors has adopted clear corporate governance policies;

•	four of the Board members are independent of ICx and its management based on the relevant independence requirements established by the NASDAQ Stock Market and SOX;

•

a majority members of the specified Board committees—the Audit, Compensation and Nominating and Corporate Governance Committees—are independent based on the relevant independence requirements established by the NASDAQ Stock Market and SOX;

•	the independent members of the Board of Directors are expected to meet regularly without the presence of management;

•	ICx has a Code of Business Conduct and Ethics that is monitored by its Chief Financial Officer, who acts as the Company’s ethics officer;

•	the charters of the Board committees clearly establish their respective roles and responsibilities;

•

ICx has an ethics officer and an internet-based hotline monitored by EthicsPoint® that is available to all employees, and ICx’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls or auditing matters; and

•

ICx’s Code of Business Conduct and Ethics applies to its principal executive officer and all members of its finance and accounting department, including the Chief Financial Officer, Corporate Controller, Business Unit Controllers and/or Site Controllers. You may obtain a copy of the Company’s Code of Business Conduct and Ethics by writing to the Corporate Secretary, ICx Technologies, Inc., 2100 Crystal Drive, Suite 650, Arlington, VA 22202.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers, and beneficial owners of more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities Exchange Commission (“SEC”). Such persons are also required to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such reports received by us with respect to fiscal year 2007, or written representations from certain reporting persons, we believe that no director, officer or beneficial owner of more than 10% of outstanding common stock failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Grant Thornton LLP to act as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008, subject to the ratification of such appointment by the Company’s stockholders. Grant Thornton LLP served as the Company’s independent registered public accounting firm for the year ended December 31, 2007.

Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of Grant Thornton LLP to audit the books and accounts of the Company for the fiscal year ending December 31, 2008. No determination has been made as to what action the Board of Directors would take if the stockholders do not ratify the appointment.

A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table summarizes the aggregate fees that we paid or expect to pay our independent registered public accounting firm, Grant Thornton LLP for fiscal 2007 and 2006.

	Fiscal 2007	Percentage Pre-approved by Audit Committee	Fiscal 2006	Percentage Pre-approved by Audit Committee
Audit Fees	$1,355,734	100%	$473,225	100%
Audit Related Fees	—	—	—	—
Tax Fees	—	—	—	—
All Other Fees	—	—	—	—

Total	$1,355,734	100%	$473,225	100%

Audit Fees—consist of fees billed for professional services rendered for (i) the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and (ii) services that are normally provided by Grant Thornton LLP in connection with statutory and regulatory filings or engagements.

In considering the nature of the services provided by the independent registered public accountants, the audit committee determined that such services are compatible with the provision of independent audit services. The audit committee discussed these services with the independent registered public accountants and our management to determine that they are permitted under the rules and regulations concerning auditors’ independence promulgated by the Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Audit Committee Pre-Approval Policy

The audit committee has the sole authority to retain and terminate our independent auditors and to pre-approve audit and non-audit services rendered by our independent auditor, Grant Thornton LLP. Pre-approval may be given as part of the audit committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMEND THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information about the beneficial ownership of our common stock as of March 31, 2008, by:

•	each person or entity known by us to own beneficially more than five percent of our common stock;

•	each of our current named executive officers;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

All numbers representing shares, options and per share amounts have been adjusted to reflect a two-for-one reverse stock split as of November 7, 2007.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Outstanding	Right to Acquire	Total	Percent
Entities affiliated with Wexford Capital LLC (1) 411 W. Putnam Avenue Greenwich, CT 06830	21,533,226	377,750	21,910,976	65.34%

Mark P. Mills (1)(2) 2100 Crystal Drive Suite 650 Arlington, VA 22202	21,533,226	565,250	22,098,476	65.90%

Hans C. Kobler (1)(3) 2100 Crystal Drive Suite 650 Arlington, VA 22202	21,633,226	752,750	22,385,976	66.76%

Colin J. Cumming (4) 1024 S. Innovation Way Stillwater, OK 74074	1,102,529	40,000	1,142,529	3.41%

Douglas A. Knight (5) 2100 Crystal Drive Suite 650 Arlington, VA 22202	29,000	—	29,000	*

Daniel T. Mongan (6) 2100 Crystal Drive Suite 650 Arlington, VA 22202	23,000	6,249	29,249	*

Deborah D. Mosier (7) 1024 S. Innovation Way Stillwater, OK 74074	40,000	12,016	61,016	*

Kenneth P. Rapuano (8) 2100 Crystal Drive Suite 650 Arlington, VA 22202	50,000	—	50,000	*

E. Spencer Abraham (9) 2100 Crystal Drive Suite 650 Arlington, VA 22202	3,750	16,500	20,250	*

Joseph M. Jacobs (1) (11) 411 W Putnam Avenue Greenwich, CT 06930	21,533,226	377,750	21,910,976	65.34%

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Outstanding	Right to Acquire	Total	Percent
Robert A. Maginn, Jr. (9) 2100 Crystal Drive Suite 650 Arlington, VA 22202	85,000	5,500	90,500	*

Mark L. Plaumann (10) 2100 Crystal Drive Suite 650 Arlington, VA 22202	—	8,250	8,250	*

Rodney E. Slater (10) 2100 Crystal Drive Suite 650 Arlington, VA 22202	—	11,000	11,000	*

Directors and Executive Officers as a group (12 persons) (12)	1,445,038	662,015	2,107,053	71.62%

*	Less than one percent.
(1)	Represents: (a) 16,876,168 shares of common stock held by DP1 LLC, (b) 2,677,058 shares of common stock and 375,000 shares of common stock issuable upon exercise of a warrant held by Valentis SB, L.P. (the Valentis Warrant), (c) 1,000,000 shares of common stock held by Wexford Spectrum Investors LLC, (d) 670,000 shares of common stock held by Wexford Catalyst Investors LLC, (e) 260,000 shares of common stock held by Debello Investors LLC, (f) 50,000 shares of common stock held by Mariner Voyager Master Fund, LTD, and (g) options to purchase 2,750 shares of common stock, which were initially issued to Mr. Joseph Jacobs and assigned by him to Wexford Capital LLC. Wexford Capital LLC is the manager or investment manager to DP1 LLC, Valentis SB, L.P., Wexford Spectrum Investors LLC, Wexford Catalyst Investors LLC, Debello Investors LLC and Mariner Voyager Master Fund, Ltd. (together, the Wexford Entities) and as such, may be deemed to beneficially own all the shares of that are owned by the Wexford Entities. Mr. Jacobs, as a managing member of Wexford Capital LLC, may be deemed to beneficially own all the shares of stock which are owned by the Wexford Entities. Wexford Capital LLC and Mr. Jacobs’ disclaims beneficial ownership of the securities owned by the Wexford Entities, except in Mr. Jacobs’ case, to the extent of his direct interest in each of the members of the Wexford Entities. Each of Messrs. Kobler and Mills may be deemed to have an indirect ownership interest in the Wexford Entities through their agreements with the Wexford Entities. Each of Messrs. Kobler and Mills disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(2)	Mr. Mills disclaims beneficial ownership of the 21,533,226 shares outstanding, which are owned by the Wexford Entities, except to the extent of his pecuniary interest therein. The right to acquire shares includes 187,500 shares that are subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2008 and 377,750 shares relating to the Valentis Warrant of which Mr. Mills disclaims beneficial ownership except to the extent of his pecuniary interest therein. The entities affiliated with Wexford Capital LLC will be entitled to certain rights with respect to registration of 21,533,226 shares.
(3)	Mr. Kobler disclaims beneficial ownership of the 21,533,226 shares outstanding, which are owned by the Wexford Entities, except to the extent of his pecuniary interest therein. The right to acquire shares includes 375,000 shares that are subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2008 and 377,750 shares relating to the Valentis Warrant of which Mr. Kobler disclaims beneficial ownership except to the extent of his pecuniary interest therein. Shares outstanding include 74,998 shares of unvested restricted stock that will fully vest on September 30, 2009. The entities affiliated with Wexford Capital LLC will be entitled to certain rights with respect to registration of 21,533,226 shares.
(4)	Shares outstanding include 3,691 shares of unvested restricted stock that will fully vest on March 15, 2009 and 1,125 shares of unvested restricted stock that will fully vest on November 7, 2010. The right to acquire shares includes 40,000 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2008. Mr. Cumming will be entitled to certain rights with respect to registration of 1,089,957 shares.

(5)	Shares outstanding include 21,750 shares of unvested restricted stock that vest in three equal installments on May 23, 2008, 2009 and 2010.
(6)	Shares outstanding include 5,000 shares of series A preferred stock convertible on a one-for-one basis into common stock, 4,167 shares of unvested restricted stock that will fully vest on March 15, 2009, 3,334 unvested restricted stock units that vest in two equal installments on August 2, 2008 and 2009, and 375 unvested restricted stock units that will fully vest on November 7, 2010. The right to acquire shares includes 6,249 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2008.
(7)	Shares outstanding include 2,500 shares of unvested restricted stock that will fully vest on March 15, 2009 and 27,792 shares of unvested restricted stock that will fully vest on November 7, 2010. The right to acquire shares includes 12,016 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2008.
(8)	Represents unvested restricted stock units of which 12,500 units vest on August 2, 2008 with the remaining 37,500 units vesting in equal installments monthly thereafter.
(9)	Shares outstanding represents 85,000 shares of common stock held by New Media Investors XV, LLC. Represents shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2008.
(10)	Mr. Jacobs is a managing member of Wexford Capital LLC and of certain affiliates of the Wexford Entities. Wexford Capital LLC is an advisor or sub-advisor to the investment funds that indirectly own or control the Wexford Entities. Mr. Jacobs disclaims beneficial ownership of the 21,533,226 shares owned by the Wexford Entities and the shares relating to the Valentis Warrant except to the extent of his pecuniary interest therein. In addition, Mr. Jacobs has assigned to Wexford Capital LLC the option to purchase 2,750 shares of our common stock.
(11)	Shares outstanding exclude 21,533,226 shares owned by the Wexford Entities of which Messrs. Kobler, Mills and Jacobs disclaim beneficial ownership except to the extent of their pecuniary interests therein. Right to acquire shares includes 662,015 shares that are subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2008 and excludes the option to purchase 2,750 shares of our common stock, which was issued to Mr. Jacobs and subsequently assigned by him to Wexford Capital LLC, and the shares relating to the Valentis Warrant of which Messrs. Kobler, Mills and Jacobs disclaim beneficial ownership except to the extent of their pecuniary interests therein.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Executive Compensation Program

The objectives of our executive compensation program are to recruit and retain an executive management team with the skills necessary to achieve our business objectives and thereby create value for our shareholders. Our executive compensation program is designed to support certain key business goals, such as integrating acquired businesses and retaining key executives, that are particularly important to us as a newly established business. We implement this program through a combination of short-term fixed cash compensation, variable short-term incentive compensation and equity incentives designed to reward long-term performance and align interests of our executive officers with our shareholders.

Executive Compensation Program

Our compensation program reflects our stage of development as a company. We have a limited operating history. We were incorporated in 2003 and have grown our business since that time primarily through a series of acquisitions of geographically and technologically diverse companies. We have recruited our executive officers from other employers and our compensation for these officers reflects the outcome of negotiations with our officers through the recruitment and hiring process.

As an early stage company, retention of executive officers is a key business objective. Weathering undesirable personnel changes would be more difficult for us than for a more established company. Accordingly, our Board of Directors believes it is critical to pay sufficient base compensation and provide adequate incentives to our executive officers to ensure continuity of our management team.

We have not, prior to 2007, had a compensation committee of the Board of Directors. Our Board, however, has sought to perform annually a review of our executive officers’ compensation packages to determine whether they provide adequate incentives to achieve our business goals and whether compensation is adequate in comparison to other companies with whom we compete. In evaluating the market, our Board has relied generally on its collective experience. Our Board of Directors has analyzed the compensation of our named executive officers (as defined below in “Summary Compensation Table”) and established general budgetary guidelines for aggregate annual cash and equity compensation. General budgetary guidelines for compensation, including guidelines for officer compensation, are established annually as part of our overall budget and business plan for the year. Within these guidelines, our Board of Directors determines the amounts and types of compensation for individual executive officers based on its assessment of various factors, including our overall performance and financial condition; the performance of individual officers in achieving business plan objectives such as increasing market share, launching products and integrating acquired businesses; the roles and responsibilities of individual officers; the skills and seniority of individual officers; and the current market conditions for the respective officer’s services. Our Chief Executive Officer participates in the process of determining compensation of other officers by recommending compensation adjustments to our Board of Directors during the annual compensation review process. Our Board of Directors considers these recommendations and discusses them with our Chief Executive Officer. However, our Board of Directors retains discretion to make compensation decisions for officers. For 2007, our Board of Directors concurred with substantially all of the compensation recommendations of the Chief Executive Officer. Our Board of Directors sets the compensation of the Chief Executive Officer.

We have not retained a compensation consultant to review our policies and procedures. We also have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term and between cash and non-cash compensation or among different forms of non-cash compensation. Instead our compensation program has focused on offering incentives necessary on a case by case basis to recruit and retain executives from diverse backgrounds who possess the skills necessary to achieve our business objectives.

In 2007, we established a compensation committee of the Board of Directors. During 2008 we anticipate developing more formal policies and practices regarding executive compensation. Our compensation committee charter grants the committee authority to retain independent third-party consultants to review our compensation polices and procedures. In connection with our initial public offering in 2007 we also established new equity compensation plans which will enable us to provide equity incentives comparable to other publicly held corporations.

In the first quarter of 2007, our Board of Directors approved a plan to grant shares of restricted stock and restricted stock units as part of our 2006 performance bonus payments. During the second quarter of 2007, our Board of Directors approved the necessary amendments to our 2005 Stock Plan and approved restricted stock and restricted stock unit grants totaling 376,562 shares, including 33,572 shares granted in fulfillment of 2006 performance bonus payments to our officers and listed below in the “Grants of Plan-Based Awards” table. In the third quarter of 2007, our Board of Directors approved restricted stock unit grants totaling 128,249 shares, none of which were granted to our named executive officers listed below. Our Board of Directors determined the amount of the awards based on recommendations made to the Board of Directors by our Chief Executive Officer based on each individual officer’s job responsibilities and equity ownership. In each case, our Board of Directors took into consideration the incentives it believes are best tailored to recruit, retain and motivate each named executive officer.

Elements of Compensation

The following describes each element of our executive compensation program and discusses determinations regarding compensation for the 2007 fiscal year:

Base Compensation. Our Board of Directors set named executive officer base salaries based on the skills, experience and scope of responsibilities of each executive, taking into account the salaries believed to be paid by other companies for similar positions. Our Board of Directors reviews base salaries annually. Base salaries have been adjusted from time to time to reflect each executive’s overall contribution and to conform salaries to market levels. Factors considered by our Board of Directors to determine overall compensation included the recommendations of our Chief Executive Officer and the Board of Directors’ assessment of the relative performance of individual officers in achieving business goals, including increasing our market share, launching new products and integrating acquired businesses. Our Board of Directors has relied primarily on its business experience to negotiate base salaries and to determine market levels for officer compensation. Our named executive officers’ base salaries were determined in the context of negotiated employment agreements. During 2007, the Board of Directors and Chief Executive Officer discussed the Chief Executive Officer’s future role and increased the base salary of our Chief Executive Officer in 2007 by $170,000 from an annual salary of $280,000 to $450,000 in connection with the extension and renegotiation of this employment agreement. The new employment agreement increased the base compensation and equity participation of our Chief Executive Officer to amounts deemed necessary by the Board of Directors to retain the services of our Chief Executive Officer and to align his interests over the long-term with those of our stockholders. Our Board of Directors increased the compensation of our Chief Executive Officer to reflect his increased responsibilities and to adjust his salary to the level the Board of Directors determined through experience in business management and investment to be consistent with prevailing market compensation practices. The Board did not use a third-party compensation consultant or engage in formal benchmarking of base salaries.

Annual Incentive Bonuses. Each named executive officer is generally eligible to receive annual discretionary cash or equity bonuses based on achievement of financial and operational goals as well as individual annual performance objectives. Our Board of Directors determines annual bonus payments, subject to limitations as set forth in individual employment agreements with our named executive officers. Annual financial and non-financial performance objectives are approved by our Board of Directors as part of our annual business operating plan, and the key performance objectives considered by the Board of Directors in 2007 were increasing market share, developing new products, establishing the ICx brand and integrating acquired businesses. Our

Chief Executive Officer made recommendations to our Board of Directors regarding performance objectives and awards for named executive officers other than himself. Performance objectives and awards for our Chief Executive Officer were determined solely by the Board of Directors without the participation of the Chief Executive Officer. Our Board of Directors did not exclusively use numerical targets based on factors such as revenues or earnings to determine annual bonuses. Our Board believes strict adherence to such targets is impractical for a developing early stage business such as ours. Instead, our Board of Directors believes it is preferable to retain discretion to determine awards based on performance of our executive officers in achieving financial and non-financial business objectives such as growth in product revenue, expansion of margins and the integration of various businesses.

Stock Options and Equity Awards. We design our equity programs to align employees’ interests with those of our shareholders. Equity award grants are made at the commencement of employment and thereafter from time to time following a significant change in job responsibilities, to reward achievement or to meet other specific retention objectives. These awards are independent from the annual performance bonus awards described above. Our Board of Directors determined the size and type of equity awards taking into account recommendations of management. Our Chief Executive Officer makes recommendations to our Board of Directors for equity awards for officers other than himself based on his knowledge of the individual officer’s job responsibilities, seniority and equity ownership. Our Board of Directors determines the equity awards for our Chief Executive Officer without considering recommendations of management. Differences in executive compensation reflect determination by our Board of Directors in individual cases of appropriate compensation necessary to effectively reward, incentivize and retain key personnel. The terms of the initial equity grants made to each named executive officer upon joining the company are primarily based on competitive conditions applicable to the executive officer’s specific position. We grant equity awards at or above the fair market price of our common stock on the grant date. We have utilized premium price option and restricted stock unit grants to provide an increased incentive for executive officers to maximize shareholder value. We made the equity awards, other than equity bonuses described in the previous paragraph, that are reflected in the following tables primarily in the context of negotiated employment agreements. Equity awards granted after 2007 reflect our policy decision to transition from granting options to granting restricted stock and restricted stock unit awards that are subject to vesting over time. Our Board of Directors believes such full-value awards are more effective than options in aligning executive interests with those of stockholders and provide a more balanced incentive to employees given the fluctuating value of underlying shares. We have not currently adopted stock ownership or equity grant guidelines but we may implement guidelines regarding the issuance of new equity awards in the future.

Severance and Change of Control Arrangements. We have granted severance and change of control arrangements to certain of our named executive officers. The terms of these benefits are described under the caption “Potential Payments Upon Termination of Change of Control.” We believe these arrangements are competitive with arrangements offered to senior executives by companies with whom we compete for executives and are necessary to the achievement of our business objective of management retention. We anticipate granting additional severance and change of control arrangements in 2008 as necessary, in the discretion of the compensation committee and the Board of Directors, to retain the services of executive officers and key employees.

Other Benefits. Our named executive officers are eligible to participate in our employee benefit plans provided for employees, including 401(k), group medical and dental insurance, group life insurance and short- and long-term disability insurance.

Role of Executives in Establishing Compensation. Our Chief Financial Officer has formal responsibility for our human resources function. In this capacity, our Chief Financial Officer participates in the development of certain executive compensation programs, particularly with respect to annual incentive bonuses, stock options and equity awards. Once formulated, these programs are reviewed by our Chief Executive Officer and other executive officers whose input may be sought from time to time. These proposed programs are then submitted to the Board of Directors for review and approval. While our Chief Executive Officer and Chief Financial Officer may be asked to perform research, develop compensation programs and provide recommendations to our Board of Directors, our Board of Directors exercises sole discretion with respect to executive compensation matters and considers and approves all compensation awards. Our Chief Financial Officer is responsible for the implementation, execution and operation of our compensation programs, as directed by our Chief Executive Officer and Board of Directors.

Compensation Committee Activity

Following its formation in 2007, our compensation committee met concurrently with our Board of Directors and did not hold any separate meetings. We anticipate that during 2008 our compensation committee will hold separate meetings and assume primary responsibility for executive compensation matters on behalf of our Board of Directors.

Compensation Committee Interlocks and Insider Participation

DP1, LLC (DPI) and Valentis SB, L.P. (Valentis) directly hold more than 5% of our capital stock. Joseph Jacobs, a member of our Board of Directors, is a managing member of Wexford Capital LLC, which is the manager or investment manager to DP1, Valentis, Wexford Spectrum Investors LLC, Wexford Catalyst Investors LLC, Debello Investors LLC and Mariner Voyager Master Fund, Ltd. (together, the Wexford Entities). Mark Mills, the Chairman of our Board of Directors, and Hans Kobler, our President and Chief Executive Officer and a member of our Board of Directors, each has an indirect ownership interest in DP1 and Valentis through an affiliate of DP1, but otherwise each disclaims beneficial ownership of the shares held by DP1. These ownership interests are described under the caption “Principal Stockholders.” Mr. Kobler serves on the investment advisory committee of Digital Power Capital, LLC, which is indirectly our largest stockholder and an affiliate of Wexford VI Advisors LLC, an affiliate of DP1 and Valentis. Messrs. Kobler and Mills also each have a contractual relationship with certain Wexford Entities pursuant to which Messrs. Kobler and Mills will each receive a payment to be determined based on the net profits realized by the Wexford Entities from certain investments made by them, including their investments in us. Messrs. Kobler and Mills have neither investment nor voting authority over the shares of our stock owned by the Wexford Entities.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

E. Spencer Abraham

Joseph M. Jacobs

Robert A. Maginn, Jr.

Summary Compensation Table

The following table summarizes compensation for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers (collectively, our “named executive officers”) for the years ended December 31, 2007 and 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($) (3)		Total ($)
Hans C. Kobler	2007	$324,230	$127,500	$145,262	$250,118	$8,290	(4)	$855,400
President and Chief Executive Officer, and Director	2006	280,000	80,000	—	496,882	8,040	(4)	864,922

Deborah D. Mosier (5)	2007	175,673	20,000	251,680	22,516	5,004	(6)	474,873
Chief Financial Officer	2006	138,943	20,000	—	25,285	1,824	(6)	186,052

Kenneth P. Rapuano	2007	125,962	150,000	65,541	—	2,866	(7)	344,369
President—Homeland Security	2006	—	—	—	—	—		—

Doman O. McArthur (8)	2007	240,961	25,000	—	54,965	7,895	(9)	328,821
Senior Vice President—Strategic Business Development and Government Relations	2006	251,202	25,000	—	54,296	810	(9)	331,308

Colin J. Cumming	2007	197,024	100,000	6,880	—	8,297	(10)	312,201
Chief Technology Officer, President—Detection and Director	2006	157,574	104,000	—	102,557	5,522	(10)	369,653

(1)	Amounts shown do not reflect compensation actually received by the named executive officers. Rather, the amounts represent stock-based compensation expense for fiscal year 2007 for shares issuable upon the vesting of restricted stock units granted in 2007 as calculated in accordance with SFAS 123R, excluding any assumption for future forfeitures, as presented in our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. All other assumptions used to calculate expense amounts are described in Notes 1 and 8 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. There were no actual forfeitures of stock awards by any named executive officers during 2006 or 2007.
(2)	Amounts shown do not reflect compensation actually received by the named executive officer. Rather, the amounts represent compensation expense for fiscal 2007 for stock options as calculated in accordance with SFAS 123R, excluding any assumption for future forfeitures, as presented in our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. There were no actual forfeitures of stock options by any named executive officers during 2006 or 2007. There were no stock options granted during 2007. The accounting methods and assumptions used to calculate the expense amounts shown for stock options granted during 2006 are described in Notes 1 and 8 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.
(3)	Amounts represent actual cash expenses incurred by us.
(4)	Amounts presented for 2007 include $7,750 in matching 401(k) contributions and $540 in life insurance premiums for the benefit of Mr. Kobler. Amounts presented for 2006 include $7,500 in matching 401(k) contributions and $540 in life insurance premiums for the benefit of Mr. Kobler.
(5)	Ms. Mosier was named to the position of Chief Financial Officer in September 2006. Prior to such time, she served as the Chief Financial Officer of Nomadics, Inc., one of our wholly owned subsidiaries (Nomadics). The compensation information presented in this table reflects Ms. Mosier’s compensation received from both us and Nomadics.
(6)	Amounts presented for 2007 include $4,644 in matching 401(k) contributions and $360 in life insurance premiums for the benefit of Ms. Mosier. Amounts presented for 2006 include $239 in matching 401(k) contributions from Nomadics received during Ms. Mosier’s tenure as Nomadics’ Chief Financial Officer and $1,448 in matching 401(k) contributions and $137 in life insurance premiums for the benefit of Ms. Mosier from us.

(7)	Amounts presented for 2007 include $2,596 in matching 401(k) contributions and $270 in life insurance premiums for the benefit of Mr. Rapuano.
(8)	Mr. McArthur’s employment with us terminated in March 2008.
(9)	Amounts presented for 2007 include $7,085 in matching 401(k) contributions and $810 in life insurance premiums for the benefit of Mr. McArthur. Amounts presented for 2006 include $820 in life insurance premiums for the benefit of Mr. McArthur.
(10)	Amounts presented for 2007 include $8,222 in matching 401(k) contributions and $75 in life insurance premiums for the benefit of Mr. Cumming. Amounts presented for 2006 include $5,447 in matching 401(k) contributions and $75 in life insurance premiums for the benefit of Mr. Cumming.

Grants of Plan-Based Awards

The following table sets forth certain information about stock and option awards and equity and non-equity incentive awards granted to our named executive officers during the year ended December 31, 2007. All numbers representing shares, options and per share amounts have been adjusted to reflect a two-for-one reverse stock split as of November 7, 2007.

Name	Grant Date	All Other Stock Awards; Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($/Sh)
Hans C. Kobler (1)	6/12/07	100,000		$1,162,000
Deborah D. Mosier (2)(3)	11/7/07 11/7/07	1,500 40,000	$ $	24,000 640,000
Kenneth P. Rapuano (4)	8/2/07	50,000		$633,000
Doman O. McArthur (2)	11/7/07	1,000		$16,000
Colin J. Cumming (2)	11/7/07	1,500		$24,000

(1)	Mr. Kobler was awarded 100,000 restricted stock units in connection with an employment agreement on June 12, 2007. The grant date fair value for these restricted stock units was determined to be $11.62. The assumptions made in determining this value are described in Notes 1 and 8 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.
(2)	The grant date fair value was determined to be $16.00, the fair market value of our common stock based on the initial public offering price, which was declared effective and priced on the grant date. The assumptions made in determining this value are described in Notes 1 and 8 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.
(3)	The grant date fair value was determined to be $16.00, the fair market value of our common stock based on the initial public offering price, which was declared effective and priced on the grant date. The assumptions made in determining this value are described in Notes 1 and 8 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.
(4)	The grant date fair value was determined to be $12.66. The assumptions made in determining this value are disclosed in Notes 1 and 8 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information about the equity awards we have made to our named executive officers which are outstanding as of December 31, 2007. All numbers representing shares, options and per share amounts have been adjusted to reflect a two-for-one reverse stock split as of November 7, 2007.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of shares or Units of Stock That Have Not Vested ($)
Hans C. Kobler	375,000	—		$15.00	2/3/16	—		—
	—	—		—	—	87,499	(1)	$841,741

Deborah D. Mosier	800	400	(2)	$3.50	4/1/15	—		—
	4,000	2,000	(2)	$3.50	11/21/14	—		—
	2,166	1,834	(3)	$10.00	10/11/15	—		—
	—	—		—	—	5,000	(4)	48,100
	—	—		—	—	1,125	(5)	10,823
	—	—		—	—	26,667	(6)	256,537

Kenneth P. Rapuano	—	—		—	—	50,000	(7)	481,000

Doman O. McArthur	32,079	17,921	(8)	$10.00	6/14/08	—		—
	—	—		—	—	5,000	(9)	48,100
	—	—		—	—	750	(10)	7,215

Colin J. Cumming	40,000	—		$10.00	10/11/15	—		—
	—	—		—	—	7,382	(4)	71,015
	—	—		—	—	1,125	(5)	10,823

(1)	Mr. Kobler’s restricted stock units granted on October 1, 2007 vest monthly through September 2009.
(2)	Ms. Mosier’s options granted on August 24, 2005 become fully vested on April 1, 2008.
(3)	Ms. Mosier’s options granted on October 11, 2005 vest in equal increments on a monthly basis until becoming fully vested in February 2010.
(4)	Ms. Mosier’s and Mr. Cumming’s restricted stock units granted on March 15, 2007 vest in equal increments on March 15, 2008 and 2009.
(5)	Ms. Mosier’s and Mr. Cumming’s restricted stock units granted on November 7, 2007 vest in equal increments on November 7, 2008, 2009 and 2010.
(6)	Ms. Mosier’s restricted stock units granted on November 7, 2007 vest in equal increments on November 7, 2008 and 2009.
(7)	Twenty-five percent of the restricted stock units granted to Mr. Rapuano on August 2, 2007 vest on August 2, 2008. The remaining units vest in equal increments beginning September 2, 2008 and on a monthly basis thereafter until becoming fully vested in August 2011.
(8)	Mr. McArthur’s options granted on October 11, 2005 were to vest in equal increments on a monthly basis until becoming fully vested in February 2010. Further vesting ceased as of March 16, 2008 in connection with the termination of Mr. McArthur’s employment.
(9)	Mr. McArthur’s restricted stock units granted on March 15, 2007 were to vest in equal increments on March 15, 2008 and 2009. Further vesting ceased as of March 16, 2008 in connection with the termination of Mr. McArthur’s employment.
(10)	Mr. McArthur’s restricted stock units granted on November 7, 2007 were to vest in equal increments on November 7, 2008, 2009 and 2010. Further vesting ceased as of March 16, 2008 in connection with the termination of Mr. McArthur’s employment.

Option Exercises and Stock Vested

The following table sets forth certain information about the value realized by our named executive officers on option award exercises and stock award vesting during the year ended December 31, 2007. All numbers representing shares, options and per share amounts have been adjusted to reflect a two-for-one reverse stock split as of November 7, 2007.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Hans C. Kobler	12,501	$127,219
Deborah D. Mosier	16,208	234,328
Doman O. McArthur	2,750	44,000
Colin J. Cumming	4,065	65,040
Kenneth P. Rapuano	—	—

Potential Payments upon Termination or Change of Control

We have entered into agreements and maintain certain plans that will require us to provide compensation to certain named executive officers in the event of a termination of employment or a termination due to a change of control of the company. The following tables show potential payments to our named executive officers assuming a December 31, 2007 termination date and, where applicable, using the closing price of our common stock of $9.62 (as reported by the NASDAQ Stock Market as of December 31, 2007).

Hans C. Kobler

We entered into an employment agreement with Hans Kobler, our President and Chief Executive Officer, which has been amended and extended through September 30, 2009. Mr Kobler’s employment is at-will, and either we or Mr. Kobler may terminate his employment with us at any time and for any reason. Pursuant to Mr. Kobler’s extended employment agreement, we agreed to pay Mr. Kobler an annual base salary of $450,000 with an annual bonus to be determined by the compensation committee of the Board of Directors. Mr. Kobler received a signing bonus of $50,000 upon entry into the extended employment agreement, and received an additional bonus amount of $37,500 in cash and 100,000 restricted stock units on October 1, 2007, the effective date of the agreement. The restricted stock units qualify for monthly vesting over a twenty-four month period. If Mr. Kobler’s employment is terminated for any reason on a change of control, the qualified portions of Mr. Kobler’s restricted stock unit grant shall accelerate vesting immediately by an amount that would vest over the lesser of (i) 12 months or (ii) the number of months remaining in the term of the agreement and any unqualified restricted shares shall be forfeited to the company. Upon termination of Mr. Kobler’s employment, he will be entitled to receive (i) any base salary earned but unpaid through the date of his termination, and (ii) all accrued vacation, expense reimbursements and other benefits he is due through the date of his termination. If we terminate Mr. Kobler’s employment without cause or for reasons other than death or disability, or if Mr. Kobler resigns for good reason including due to a change of control, he will be entitled to receive payment of cash severance of $750,000 over a period of twelve months following the date of his termination. Continued severance is conditioned on compliance with a non-compete agreement. If Mr. Kobler’s employment is terminated between September 30, 2008 and September 30, 2009, we may in our discretion elect to pay Mr. Kobler severance for up to twelve months during which time Mr. Kobler would be subject to the provisions of a non-compete agreement. In the event we elect not to pay Mr. Kobler severance, he would be released from the non-compete agreement.

Assuming Mr. Kobler’s employment terminated on December 31, 2007, by virtue of the agreement described above, he would be entitled to benefits with the value set forth in the table below:

Executive Benefits and Payments Upon Termination	Voluntary Termination, Retirement	Involuntary Not For Cause Termination	Involntary Termination After Change of control	For Cause Termination, Death or Disability
Compensation
Base Salary	$10,385	$760,385	$760,385	$10,385
Annual Incentive	—	—	—	—
Stock Options (unvested and accelerated)	—	—	—	—
Deferred Stock Awards (unvested and accelerated)	—	—	841,740	—

Total	$10,385	$760,385	$1,602,125	$10,385

Deborah D. Mosier

Deborah D. Mosier, our Chief Financial Officer, is not a party to an existing contract, agreement, plan or arrangement, whether written or unwritten, involving a change of control or termination of employment that would result in a benefit to her upon such event. Assuming Ms. Mosier’s employment terminated on December 31, 2007, she would be entitled to $4,038, the amount of accrued but unpaid salary at December 31, 2007, which would be paid upon termination.

Kenneth P. Rapuano

We entered into an employment agreement with Kenneth P. Rapuano, our President—Surveillance, on July 1, 2007. Mr. Rapuano’s employment is at-will, and either we or Mr. Rapuano may terminate his employment at any time and for any reason. Pursuant to Mr. Rapuano’s employment agreement, he was granted shares of restricted stock units. All such units that remain unvested shall become fully vested in the event Mr. Rapuano’s employment is terminated by us without cause at any time following a change of control. If employment is terminated by us other than for cause, death or disability, Mr. Rapuano will receive an amount equal to his current base salary for a period of twelve months and any continued vesting of any restricted stock units for that same twelve month period.

Assuming Mr. Rapuano’s employment terminated on December 31, 2007, by virtue of the agreement described above, he would be entitled to benefits with the value set forth in the table below:

Executive Benefits and Payments Upon Termination	Voluntary Termination, Retirement	Involuntary Not For Cause Termination	Involntary Termination After Change of Control	For Cause Termination, Death or Disability
Compensation
Base Salary	$5,769	$5,769	$255,769	$5,769
Annual Incentive	—	—	—	—
Stock Options (unvested and accelerated)	—	—	—	—
Deferred Stock Awards (unvested and accelerated)	—	—	160,327	—

Total	$5,769	$5,769	$416,096	$5,769

Doman O. McArthur

On June 20, 2005, we entered into an employment agreement with Doman O. McArthur. On March 16, 2008, we entered into an agreement with Mr. McArthur pursuant to which his employment was terminated. Pursuant to Mr. McArthur’s employment agreement, upon involuntary termination of employment for reasons other than cause, death or disability, Mr. McArthur would receive severance pay at a rate equal to his base salary rate, as then in effect, for a period of three months from the date of termination or until twelve months from his employment date, whichever is longer.

Assuming Mr. McArthur’s employment terminated on December 31, 2007, by virtue of his employment agreement described above, he would be entitled to benefits with the value set forth in the table below:

Executive Benefits and Payments Upon Termination	Voluntary Termination, Retirement	Involuntary Not For Cause Termination	Involuntary Termination After Change In Control	For Cause Termination, Death or Disability
Compensation
Base Salary	$5,769	$57,692	57,692	$5,769
Annual Incentive	—	—	—	—
Stock Options (unvested and accelerated)	—	—	—	—
Deferred Stock Awards (unvested and accelerated)	—	—	—	—

Total	$5,679	$57,692	$57,692	$5,769

Pursuant to Mr. McArthur’s termination agreement, Mr. McArthur received a severance payment of $250,000 to be paid in two installments, 50% in March 2008 and 50% in June 2008, in lieu of the severance benefits set forth in the employment agreement and reflected in the above table. The termination agreement terminated any further vesting of stock options and restricted stock held by Mr. McArthur.

Colin J. Cumming

Nomadics, Inc., our wholly-owned subsidiary, entered into an employment agreement with Colin J. Cumming, our Chief Technology Officer and President—Detection, effective as of August 24, 2005. Pursuant to this employment agreement, Nomadics agreed to pay Mr. Cumming an annualized base salary and an annual bonus to be determined by Nomadics’ Board of Directors. In addition, Nomadics will continue to maintain life insurance policies for Mr. Cumming of $3,500,000 in the aggregate. Nomadics will also reimburse Mr. Cumming for reasonable travel, entertainment or other expenses incurred by Mr. Cumming in furtherance of or in connection with the performance of his duties to Nomadics. Upon Mr. Cumming’s termination from Nomadics, he shall receive (i) any base salary earned but unpaid through the date of his termination, (ii) any accrued but unpaid bonus, (iii) all accrued vacation, expense reimbursements and any other benefits due to him, and (iv) Nomadics shall assign all of the rights, titles and interests it has in the life insurance policies on Mr. Cumming to him. If Nomadics terminates Mr. Cumming’s employment without cause or for reasons other than death or disability, then, in addition to the above, Mr. Cumming will be entitled to continue to receive payment of his base salary for twelve months following the date of his termination subject to compliance with a non-compete agreement. Nomadics at its sole discretion may extend Mr. Cummings severance for an additional twelve month period at 200% of his base salary in connection with the extension of his non-compete agreement.

Assuming Mr. Cumming’s employment terminated on December 31, 2007, by virtue of the agreement described above, he would be entitled to benefits with the value set forth in the table below:

Executive Benefits and Payments Upon Termination	Voluntary Termination, Retirement	Involuntary Not For Cause Termination	Involuntary Termination After Change of Control	For Cause Termination, Death or Disability
Compensation
Base Salary	$8,333	$208,333	$208,333	$8,333
Annual Incentive	—	—	—	—
Stock Options (unvested and accelerated)	—	—	—	—
Deferred Stock Awards (unvested and accelerated)	—	—	—	—

Total	$8,333	$208,333	$208,333	$8,333

Director Compensation

The table below summarizes the compensation paid by us to our non-employee directors during the year ended December 31, 2007. All numbers representing shares, options and per share amounts have been adjusted to reflect a two-for-one reverse stock split as of November 7, 2007.

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)		Total ($)
Mark P. Mills	$80,000		$—		$80,000
Joseph M. Jacobs	—		2,792	(1)	2,792
Mark L. Plaumann	50,000	(2)	7,676	(3)	57,676
Robert A. Maginn, Jr.	35,000		5,118		40,118
E. Spencer Abraham	60,000		20,289		80,289
Rodney E. Slater	60,000		10,236		50,236

(1)	Mr. Jacobs assigned his options to Wexford Capital LLC.
(2)	Mr. Plaumann assigned his board fees to Greyhawke Capital LLC.
(3)	Mr. Plaumann assigned his options to Greyhawke Capital LLC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policy

We have adopted a written policy whereby certain independent members of our Board of Directors review and approve all related party transactions. Our Board of Directors has delegated to the Audit Committee the responsibility to review and approve in advance any related party transactions.

Wexford Capital LLC and Related Entities

Wexford Capital LLC is the manager or investment manager to DP1 LLC, Valentis SB, L.P., Wexford Spectrum Investors LLC, Wexford Catalyst Investors LLC, Debello Investors LLC and Mariner Voyager Master Fund, Ltd. (together, the Wexford Entities), each of which holds shares or rights to acquire our shares. The Wexford Entities beneficially own 65.34% of our outstanding capital stock. In addition, Valentis SB, L.P. holds a warrant to purchase 375,000 shares of our common stock. The Wexford Entities, in turn, are directly or indirectly owned by a series of private investment funds (the Wexford Funds) sponsored and controlled by Wexford Capital LLC. Wexford Capital LLC has discretionary control over and the authority to vote the common stock owned by the Wexford Entities.

DP1, LLC (DPI) and Valentis SB, L.P. (Valentis) each directly hold more than 5% of our capital stock. Joseph Jacobs, a member of our Board of Directors, is a managing member of Wexford Capital LLC, which is the manager or investment manager to each of the Wexford Entities. Mark Mills, the Chairman of our Board of Directors, and Hans Kobler, our President and Chief Executive Officer and a member of our Board of Directors, each has an indirect ownership interest in DP1 and Valentis through an affiliate of DP1, but otherwise each disclaims beneficial ownership of the shares held by DP1. These ownership interests are described under the caption “Principal Stockholders.” Mr. Kobler serves on the investment advisory committee of Digital Power Capital, LLC, which is indirectly our largest stockholder and an affiliate of Wexford VI Advisors LLC, an affiliate of DP1 and Valentis. Messrs. Kobler and Mills also each have a contractual relationship with certain Wexford Entities pursuant to which Messrs. Kobler and Mills will each receive a payment to be determined based on, in each case, five percent of the net profits in excess of a preferred return realized by the Wexford Entities from certain investments made by them, including their investments in us. Messrs. Kobler and Mills have neither investment nor voting authority over the shares of our stock owned by the Wexford Entities.

Securities Issued to Insiders

We sold shares of our series A preferred stock to DP1, LLC (DP1) in a closing held on January 10, 2007 that were converted 1-for-1 into 350,000 shares of common stock on November 7, 2007. The purchase price for these shares was $10.00 per share.

Loans

As described above, DP1 is a holder of more than 5% of our capital stock. In addition, Joseph Jacobs, a member of our Board of Directors, is a member of certain affiliates of DP1 that own or control DP1. Mark Mills, the Chairman of our Board of Directors, and Hans Kobler, our President and Chief Executive Officer and a member of our Board of Directors, each has an indirect ownership interest in DP1 through an affiliate of DP1, but otherwise each disclaims beneficial ownership of the shares held by DP1.

Loans from DP1, LLC

On March 8, 2007, we borrowed $3.0 million from DP1 through a convertible promissory note due April 9, 2007. The note bore interest in the form of a $60,000 origination fee deducted from the proceeds. The note was convertible into shares of our series A preferred stock at $10.00 per share. The note was repaid on April 9, 2007.

On September 28, 2007, we entered into a $7.0 million promissory note payable to DP1 due December 27, 2007. The note bore interest at two percent every thirty days payable in advance. This note was repaid in full following our initial public offering in November 2007.

Administrative Services Agreement with Wexford Capital LLC

We have entered into an Administrative Services Agreement with Wexford Capital LLC under which we may request certain legal, accounting, back office and other services. We are obligated to reimburse Wexford Capital LLC for all of its direct and indirect costs allocated to the performance of its duties and services under the agreement. We incurred general and administrative expenses of $0.4 million and $0.4 million in 2007 and 2006, respectively, pursuant to the agreement. Either party may terminate specific services or the agreement upon written notice to the other party. Wexford Capital LLC is the investment advisor or sub-advisor to investment funds that indirectly own and control DP1 and Valentis, which are holders of more than 5% of our capital stock. Joseph Jacobs, a member of our Board of Directors, is a managing member of Wexford Capital LLC and of certain affiliates of DP1, Valentis, Valentis Investors LLC, Wexford Spectrum Investors LLC, Wexford Catalyst Investors LLC and Debello Investors LLC that own or control DP1, Valentis, Valentis Investors LLC, Wexford Spectrum Investors LLC, Wexford Catalyst Investors LLC and Debello Investors LLC.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Investors’ Rights Agreement

Pursuant to an Investors’ Rights Agreement, certain holders of our stock are entitled to registration and certain other rights with respect to our common stock. DP1, LLC (DPI) and Valentis SB, L.P. (Valentis), which directly hold more than 5% of our capital stock, have registration rights. Joseph Jacobs, a member of our Board of Directors, is a managing member of Wexford Capital LLC, which is the manager or investment manager to DP1, Valentis, Wexford Spectrum Investors LLC, Wexford Catalyst Investors LLC, Debello Investors LLC and Mariner Voyager Master Fund, Ltd. (together, the Wexford Entities). Mr. Cumming, an officer and member of our Board, is an individual stockholder and has registration rights.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company’s consolidated financial statements, the Company’s systems of internal controls and the independence and performance of the independent registered public accounting firm. The Audit Committee is comprised of three non-employee Directors. Each of Messrs. Plaumann and Maginn is an independent Director as defined in Section 10A(m) of the 1934 Act, and Rule 10A-3 promulgated thereunder and by the listing rules of the NASDAQ Global Market. See the “Certain Relationships and Related Transactions” section of this Proxy Statement for a description of the reasons the Board has determined that Mr. Jacobs is not an independent Director. The Audit Committee operates pursuant to a written charter approved by the Board of Directors. The charter is subject to review annually. The Board of Directors has determined that Mr. Plaumann qualifies as the “audit committee financial expert” for purposes of regulations of the Securities and Exchange Commission. A copy of the charter is available for review on the Company’s website at www.icxt.com.

The Company’s management is responsible for the financial reporting process, including the system of internal controls, and for the preparation, presentation and integrity of the consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is accountable to the Audit Committee and is responsible for performing an independent audit of those consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The independent registered public accounting firm is responsible for expressing an opinion as to the conformity of the Company’s consolidated statements with generally accepted accounting principles. The Audit Committee acts in an oversight capacity and its responsibility is to monitor and review these processes. The Audit Committee selects, hires and evaluates the independent registered public accounting firm. In its oversight role the Audit Committee relies, without independent verification, on management’s representation that the Company’s consolidated financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and on the report of the Company’s independent registered public accounting firm, Grant Thornton LLP, with respect to the Company’s consolidated financial statements. During 2007, the year of its inception, the Audit Committee did not meet separately from the full Board of Directors.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2007, with management and representatives of Grant Thornton LLP, including a discussion of the quality, not simply the acceptability, of the accounting principles used and the reasonableness of significant judgments made by management. The Audit Committee also discussed with representatives of Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (“SAS 61”), “Communication with Audit Committees.” SAS 61 requires the Company’s independent registered public accounting firm to provide the Audit Committee with additional information regarding the scope and results of their audit of the Company’s consolidated financial statements with respect to:

•	their responsibility under the standards of the Public Company Accounting Oversight Board,

•	critical accounting policies and estimates,

•	significant management judgments and accounting estimates,

•	any significant audit adjustments,

•	any significant internal controls deficiencies,

•	any disagreements with management,

•	any difficulties encountered in performing the audit, and

•	any misstatements in interim financial reporting.

The Audit Committee discussed with Grant Thornton LLP their independence. Grant Thornton LLP provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” to the effect that, in their professional judgment, Grant Thornton LLP is independent of the Company within the meaning of the federal securities laws.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Mark L. Plaumann, Chair
Joseph M. Jacobs
Robert A. Maginn, Jr.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the stockholders at the 2008 Annual Meeting. If, however, any other matters not now known are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

ADDITIONAL INFORMATION

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 accompanies this Proxy Statement. The Company is required to file an Annual Report on Form 10-K for its fiscal year ended December 31, 2007 with the Securities and Exchange Commission. Stockholders may obtain, free of charge, a copy of the Forms 10-K and 10-K/A (without exhibits) by writing to Investor Relations, ICx Technologies, Inc., 2100 Crystal Drive, Suite 650, Arlington, VA 22202.

Stockholders Sharing the Same Last Name and Address

If you own your shares through a broker, bank or other nominee, the Company is sending only one Proxy Statement to you if you share a single address with another stockholder unless we received instructions to the contrary from you. This practice, known as “householding,” is designed to eliminate duplicate mailings, conserve natural resources and reduce the Company’s printing and mailing costs. You can request to receive a separate Proxy Statement by contacting the institution that holds your shares.

Electronic Delivery of Proxy Materials and Annual Report

This Proxy Statement and the Company’s 2007 Annual Report on Form 10-K, including the amendments thereto on Form 10-K/A, are available on the Company’s website at www.icxt.com. If you own your shares through a broker, bank or other nominee, instead of receiving paper copies in the mail of next year’s proxy statement and annual report or a notice of availability of proxy materials, you can elect to receive an e-mail message that will provide a link to these documents by contacting the institution that holds your shares. By opting to access your proxy materials online, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources.

By Order of the Board,

/s/ MARK P. MILLS
Mark P. Mills
Chairman

Arlington, Virginia

May 13, 2008

ICX TECHNOLOGIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of ICx Technologies, Inc., a Delaware corporation (the “Company”), hereby appoints Mark P. Mills and Hans C. Kobler, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned stockholder is entitled to cast at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 2:00 p.m. on June 12, 2008 at the Crystal City-Courtyard Marriott Hotel, 2899 Jefferson Davis Highway, Arlington, Virginia 22202, and any adjournments or postponements thereof upon the following matters.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2 AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD TODAY, USING THE ENCLOSED ENVELOPE.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED BELOW.

1.	Election of Directors:

☐	☐	☐
FOR ALL NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT (See instructions below)

01.	E. Spencer Abraham
02.	Colin J. Cumming
03.	Joseph M. Jacobs
04.	Hans C. Kobler
05.	Robert A. Maginn, Jr.
06.	Mark P. Mills
07.	Mark L. Plaumann
08.	Rodney E. Slater

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the name of each nominee you wish to withhold in this space:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 2.

2.	Ratification of the appointment of Grant Thornton LLP as ICX Technologies, Inc.’s independent registered public accounting firm for fiscal 2008.

☐	☐	☐
FOR	AGAINST	ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

The undersigned hereby acknowledges receipt of the Company’s Proxy Statement and hereby revokes any proxy or proxies previously given.

If you receive more than one Proxy Card, please sign and return all such cards in the accompanying envelope.

☐	Please check this box if you plan to attend the Annual Meeting.

Typed or Printed name(s)

Authorized Signature

Title or authority, if applicable

Date

Please sign above exactly as your name appears on this Proxy Card. If shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized person(s).